Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Cali Realty Corporation of our report dated February 18, 1997 appearing on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such prospectus.


/s/ Price Waterhouse LLP
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Price Waterhouse LLP
New York, New York
April 17, 1997